Exhibit 1


                            (GPU NEWS RELEASE LETTERHEAD)





          Date:                    Oct. 16, 1996

          Further Information:     John T. Fidler, 201-263-6479

          For Release:             Immediately

          Release Number:          96-025



                          GPU SAYS NESTLE SUIT WITHOUT MERIT



               Parsippany,  N.J., Oct. 16, 1996 -- GPU, Inc. officials said today  that  a  breach of  contract  lawsuit  naming  one of  its subsidiaries  as a  defendant  was  without  merit and  would  be

          "vigorously defended."

               The lawsuit, brought by Nestle Beverage Co. against Freehold

          Cogeneration Associates, names Jersey  Central Power & Light Co.,

          the  GPU subsidiary, as a defendant.   The lawsuit relates to the

          April 1996 agreement under which JCP&L agreed with Freehold Cogen to buy out the power purchase agreement for the proposed Freehold cogeneration project.

               Dennis Baldassari, president of JCP&L, now doing business as

          GPU  Energy, said,  "The lawsuit  is without  merit, and  will be

          defended vigorously.   We entered into the  buyout agreement with

          Freehold Cogen in  good faith and  in the best  interests of  our

          customers.   As  a  result, the  buyout  and termination  of  the

          Freehold project will save our customers more than $1.2 billion in excess power charges over the next 20 years."





               In  the complaint, Nestle is seeking damages of at least $75 million  for Freehold  Cogen's alleged  breach of  a steam  sales agreement,  and  approximately $412  million  in  damages against

          JCP&L for its alleged  unlawful interference with that agreement.

          The  complaint also  requests an  unspecified amount  of punitive damages.  The lawsuit was filed in New Jersey Superior Court.



                                      About GPU



               Formerly known as General Public Utilities Corporation, GPU,

          Inc.  is  a registered  holding  company.   Its  three  operating

          subsidiaries  --  JCP&L,  Metropolitan  Edison  and  Pennsylvania

          Electric  -- now  doing business  as GPU  Energy, serve  nearly 2 million customers in Pennsylvania and New Jersey.

               GPU International  and its affiliates develop,  operate, own

          and   invest   in  generation,   transmission   and  distribution

          facilities  in  six  U.S.  states  and  five  foreign  countries:

          Australia, Bolivia, Canada, Colombia, and the United Kingdom.

               GPU  Generation  operates  fossil-fueled  and  hydroelectric facilities, while  GPU Nuclear  operates  two nuclear  generating stations.  GPU Service is a service company.